CH Energy Group, Inc. 284 South Avenue Poughkeepsie, New York 12601-4839

April 27, 2009

GAMCO Asset Management Inc.

One Corporate Center

Suite 1900

Rye, New York 10580-1435-1422

Attn: Peter Goldstein, Esq.

Ladies and Gentlemen:

This letter constitutes the agreement (the “Agreement”) between CH Energy Group, Inc. (the “Company”), and GAMCO Asset Management Inc. (together with its affiliates “GAMCO”), with respect to the matters set forth below:

1.         Board Matters. The Company agrees that, effective at the May 21, 2009 regular meeting of the Company’s Board of Directors (the “Board”), the Board will adopt resolutions to increase the size of the Board to nine directors and to appoint Edward T. Tokar (the “GAMCO Nominee”) to the newly created directorship for a term expiring at the 2010 annual meeting of the Company’s shareholders (the “2010 Annual Meeting”). GAMCO will, and will cause each of its affiliates to, vote all shares of the Company’s common stock that GAMCO and each of its affiliates is entitled to vote at the 2009 annual meeting of the Company’s shareholders (the “2009 Annual Meeting”) in favor of the election of each of Manual J. Iraola, E. Michel Kruse and Ernest R. Verebelyi. If, prior to the 2010 Annual Meeting, the GAMCO Nominee (or any replacement thereof) is unable or unwilling to serve as a director, then GAMCO (and no other person, group, or entity) shall promptly propose a replacement director (a “GAMCO Replacement”), and the Company shall use its reasonable efforts to fill such vacancy with such replacement director, subject to the determination of the Governance and Nominating Committee that any proposed GAMCO Replacement meets the Company’s independence and qualification standards with respect to serving as a director and is otherwise an appropriate director for the Company; provided, however, that GAMCO’s right to propose a GAMCO Replacement shall terminate if GAMCO, together with its affiliates, shall not then beneficially own (as defined for purposes of this Agreement under Regulation 13D of the Securities Exchange Act of 1934) more than four percent of the Company’s outstanding shares of common stock.

2.         Withdrawal of Nominations; Termination of Proxy Solicitation. GAMCO hereby withdraws its notice by letter dated February 18, 2009 of its intention to nominate three individuals for election to the Board at the 2009 Annual Meeting. GAMCO agrees it will not file with the Securities and Exchange Commission a definitive proxy statement with respect to the 2009 Annual Meeting. GAMCO agrees to cease, and will cause all of its affiliates to cease, any and all efforts with respect to any proxy solicitation in connection with such nominations.

3.         Role of GAMCO Nominee. The Company agrees that it will use its reasonable efforts to enable the GAMCO Nominee, upon appointment to the Board, to serve as an integral member of the Board and to be governed by the same protections and obligations regarding confidentiality, conflicts of interest, fiduciary duties, trading and disclosure policies, and other governance guidelines, and will have the same rights and benefits, including insurance coverage, indemnification and contribution rights, advancement of expenses, compensation and fees, and access to personnel and information as are applicable to all independent directors of the Company. So long as the GAMCO Nominee is a member of the Board, the Governance and Nominating Committee in good faith will recommend the GAMCO Nominee to serve on any committee or committees of the Board which it determines to be appropriate, taking into account the GAMCO Nominee’s specific background, and experience as a member of the Board. The GAMCO Nominee will be given the same consideration in this regard as any other independent director of the Company.

4.         Agreements Regarding 2010 Annual Meeting. (a) If either (i) the Board nominates the GAMCO Nominee (including any GAMCO Replacement identified pursuant to Section 1) for election as a director at the 2010 Annual Meeting, or (ii) the GAMCO Nominee (including any GAMCO Replacement identified pursuant to Section 1) dies or resigns from the Board prior to the 2010 Annual Meeting, or otherwise declines or is unable to serve as a nominee for director at the 2010 Annual Meeting, and GAMCO fails to propose a GAMCO Replacement consistent with the requirements pursuant to Section 1 in time to be included in the Company’s definitive proxy statement initially filed for the 2010 Annual Meeting (the “Filing Date”), or (iii) GAMCO, together with its affiliates, beneficially owns less than four percent of the Company’s outstanding shares of common stock as of either the GAMCO Notice Date (as defined in Section 4(b)) or the Filing Date, GAMCO agrees that it and its affiliates (a) will vote all shares that it is entitled to vote at the 2010 Annual Meeting in favor of the election of each of the persons nominated by the Board for election as directors at the 2010 Annual Meeting (the “2010 Nominees”), and (b) will not (i) provide a notice to the Company that it intends to nominate or nominate persons for election as directors at the 2010 Annual Meeting, (ii) take any action, including as part of any group, to “solicit” proxies or votes for any persons other than the 2010 Nominees or become a “participant” in any “solicitation” of “proxies” or consents to vote at the 2010 Annual Meeting or to call or vote at any special meeting of shareholders involving the Company or the Company’s securities on or prior to the 2010 Annual Meeting (as all terms used in this Section 4 are defined in Regulation 14A under the Securities Exchange Act of 1934), or (iii) advise, assist, encourage or seek to persuade any other person to take any of the actions in subclauses (i) or (ii) of this clause (b).

(b) In the event that the Board determines not to nominate the GAMCO Nominee (including any GAMCO Replacement) for election as a director at the Company’s 2010 annual meeting, the Company agrees to provide notice of such determination (“Notice”) to GAMCO in writing no less than 60 days (such 60th day, the “GAMCO Notice Date”) prior to the last date (the “Advance Notice Date”) on which a shareholder would be required to give notice to the Company of its intention to nominate directors for election at the 2010 Annual Meeting, as set forth in the Company’s By-Laws. In the event that the Company’s Notice is provided to GAMCO less than 60 days prior to the Advance Notice Date (other than under circumstances described in clauses (ii) or (iii) of the first sentence of Section 4(a)), the Company agrees that GAMCO shall have 60 days from the date of the Company’s Notice to provide notice of its intention to nominate persons for election as directors at the 2010 Annual Meeting.

5.         Press Release. The Company and GAMCO shall use reasonable efforts to consult with each other before issuing any press release with respect to this Agreement.

6.         Specific Performance. Each of GAMCO and the Company acknowledges and agrees that irreparable injury to the other party to this Agreement would occur in the event any provision of this Agreement was not performed in accordance with its specific terms. It is accordingly agreed that GAMCO and the Company will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms of this Agreement, and in either case no bond or other security shall be required in connection therewith.

7.         Governing Law; Entire Agreement. This Agreement, and any claim arising out of, relating to or associated with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York without reference to the conflict of laws principles or any other principle that could require the application of the laws of any other jurisdiction. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

8.        Notices. All notices and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending if sent facsimile, with electronic confirmation of sending; provided, however, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing address set forth below (or to such other mailing address as a party may designate by notice to the other parties in accordance with this Section 8), or (c) one (1) day after being sent by nationally recognized overnight carrier to the addresses set forth below (or to such other mailing addresses as a party may designate by notice to the other parties in accordance with this Section 8):

If to the Company:	CH Energy Group, Inc.

284 South Avenue

Poughkeepsie, New York 12601-4839

Attn: Steven V. Lant, Chairman of the Board,
President and Chief Executive Officer

Facsimile: (845) 486-5465

with a copy to:	Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, New York 10007

Attn: John E. Gould, Esq.

Facsimile: (212) 344-6101

If to GAMCO :	GAMCO Asset Management Inc.
One Corporate Center
Rye, New York 10580
Attn: Douglas R. Jamieson, President

Facsimile: (914) 921-5384

with a copy to:	GAMCO Asset Management Inc.
One Corporate Center
Rye, New York 10580
Attn:	Legal Department

Facsimile: (914) 921-5384

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

            Please confirm your agreement with the foregoing by executing and returning a copy of this letter to my attention.

CH ENERGY GROUP, INC.

By:	/s/ Steven V. Lant
Name:	Steven V. Lant
Title:	Chairman of the Board,
President and Chief Executive Officer

Accepted and agreed as of the date above written:

GAMCO ASSET MANAGEMENT INC.

By:	/s/ Douglas R. Jamieson
Name:	Douglas R. Jamieson
Title:	President